Exhibit 9(ii) to Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                  AMENDMENT TO
                                   SCHEDULE A
                                     TO THE
                                    AGREEMENT
                                       FOR
                            FUND ACCOUNTING SERVICES,
                            ADMINISTRATIVE SERVICES,
                                       AND
                            TRANSFER AGENCY SERVICES


                            BATTERY PARK FUNDS, INC.
                                 FUND ACCOUNTING
                                  FEE SCHEDULE


I. ANNUAL FEE

      MAX. ANNUAL FEE                     AVERAGE DAILY NET ASSETS
                                                     OF THE FUNDS

        .03 of 1%                         on the first $100 million
        .02 of 1%                         on the next $100 to $300 million
        .01 of 1%                         on the next $300 to $500 million
       .005 of 1%                         on assets in excess of $500 million


Minimum fee per fund                             $39,000
Additional per class charge                      $12,000


II. PRICING CHARGES

     Pricing charges consisting of a monthly fee of $375.00 per month, per Fund. In addition, each Fund shall reimburse the Company for third-party pricing service charges.

III. OTHER OUT-OF-POCKET EXPENSES

      Out-of-pocket expenses include the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, variable rate change notification services, and paydown factor notification services.


Dated:  April 30, 1998